Exhibit 23.1
CONSENT OF RYDER SCOTT COMPANY, L.P.

We have issued our report dated January 18, 2018 on estimates of proved reserves, future production and income attributable to certain royalty interests of Viper Energy Partners LP (“Viper”), a subsidiary of Diamondback Energy, Inc., as of December 31, 2017. As independent oil and gas consultants, we hereby consent to the inclusion of our report and the information contained therein and information from our prior reserve reports referenced in this Annual Report on Form 10-K/A of Viper (this “Form 10-K/A”) and to all references to our firm in this Form 10-K/A. We hereby also consent to the incorporation by reference of such reports and the information contained therein in the Registration Statements of Viper on Form S-8 (File No. 333-196971, effective June 23, 2014) and Form S-3 (File No. 333-205432, effective July 13, 2015).

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas
February 16, 2018